Exhibit 10.1

4832 Grand Avenue Duluth, Minnesota 55807 USA Phone: (218) 628-2217 Fax: (218 628-3245 Email: info@ikonics.com Website: www.ikonics.com

December 1, 2021

TO: Restricted Stock Unit Holder

RE: Restricted Stock Unit Cancellation and Release Agreement

This is an agreement and release (this “Agreement”) that provides for cancellation of your outstanding restricted stock unit award(s) (“RSU Awards”), pursuant to which you could be issued shares of common stock of IKONICS Corporation (the “Company”), in exchange for cash payment equal to $33.82 for each share underlying the unvested portion of your RSU Awards, net of any applicable withholding taxes.

As previously communicated to you, the Company is party to an Agreement and Plan of Merger, dated as of June 24, 2021 by and among the Company, Telluride Holdco, Inc. (“Holdco”), Telluride Merger Sub I, Inc., Telluride Merger Sub II, Inc., and TeraWulf Inc., as amended (the “Merger Agreement”). As a result of the transactions contemplated by the Merger Agreement, each share of the Company’s common stock will be converted into and exchanged for the right to receive (collectively, the “Merger Consideration”): (i) one share of Holdco common stock, (ii) one Contingent Value Right (as more fully described in the Merger Agreement), and (iii) $5.00 in cash. Additionally, the legacy stockholders of TeraWulf Inc. will own approximately 98% of the outstanding common stock of Holdco immediately after closing.

Pursuant to the terms of the Merger Agreement, your RSU Awards are eligible to vest and settle into shares of Company common stock in advance of the closing, which shares would be eligible to convert into the right to receive the Merger Consideration. Vesting of your RSU Awards is a taxable event subject to immediate tax withholding and, pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”) and the award agreement(s) issued thereunder governing your RSU Awards, persons receiving shares must pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by signing below you agree as follows:

1.    RSU Awards Held. You acknowledge and agree that (i) Schedule A attached to this Agreement (“Schedule A”) reflects all outstanding RSU Awards held by you and the number of shares subject to such RSU Awards.

2.    RSU Award Consideration and Cancellation. You will be entitled to receive in settlement and full satisfaction of your rights under the RSU Awards that are outstanding immediately prior to the effective time of the First Merger (as defined in the Merger Agreement) (the “Effective Time”) a cash payment equal to $33.82 for each share underlying the unvested portion of your RSU Awards, net of any applicable withholding taxes (the “Payment”). In exchange for the Payment, you agree that all of your rights under the RSU Awards will terminate and be cancelled as of immediately prior to the Effective Time and become solely the right to receive the Payment, subject to any applicable withholding tax obligations.

3.    Payment. The Payment will be paid by the Company to you as soon as practicable following the Effective Time (but in any event not later than ten business days thereafter), net of any applicable withholding taxes.

4.    Tax Withholding. Any amount paid pursuant to this Agreement will be net of all applicable federal, state and local withholding taxes, including the withholding taxes described above. All such withholding taxes shall be withheld and remitted to the appropriate taxing authority and such remittance shall be deemed a payment to you of amounts owed under this Agreement. You acknowledge that the Company is not making any representations or warranties with respect to the tax treatment of any of the amounts paid hereunder and, by entering into this agreement, you agree to accept any and all such tax consequences.

5.    Release. In consideration of the Payment, you hereby release and discharge the Company and Holdco, and their affiliates, directors, officers, employees, and agents, and the respective administrators, legal representatives, heirs, successors and assigns of each (collectively, the “Releasees”), of and from any and all actions or causes of actions, suits or claims whatsoever in law and equity against any of the Releasees that you may now have or that may hereafter arise out of or in connection with the RSU Awards, the Plan, and any award agreement under the Plan, including but not limited to the treatment of the RSU Awards as set forth in this Agreement.

6.    Condition Precedent. The payment of the consideration described in Section 2 of this Agreement and the release described in Section 5 herein are conditioned upon the occurrence of the Effective Time. If the Merger Agreement is terminated in accordance with its terms, this Agreement, without further action, will be null and void and the RSU Awards held by you shall remain in existence in accordance with their provisions in existence prior to the date hereof.

7.    Further Assurances. You agree to execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing the provisions of this Agreement.

8.    Successors and Heirs. This Agreement shall run to the benefit of the Releasees and shall be binding on the successors and heirs of the parties hereto.

9.    RSU Award Holder Acknowledgement. You acknowledge that you have had a reasonable opportunity to review this Agreement and have had a reasonable opportunity to consult with your counsel and accountants with respect to the terms and legal, financial, and tax implications of this Agreement. Without limiting the generality or effect of the foregoing, you understand that the terms of this Agreement and the obligations of the Company included in this Agreement are contingent upon consummation of the First Merger. You acknowledge that you have reviewed the Company’s definitive proxy statement/prospectus contain in the registration statement on Form S-4 originally filed with the U.S. Securities and Exchange Commission on July 30, 2021, as amended (file no. 333-258335), further describing the First Merger and the Merger Agreement. You hereby acknowledge and agree that you shall have no “look back,” appraisal or similar rights and, except as provided herein, will in no event be entitled to additional consideration with respect to the cancellation of the RSU Awards pursuant to this Agreement.

10.    RSU Award Holder Representations. You hereby represent that, except for the RSU Awards listed in Schedule A, you do not hold or beneficially own any other rights to acquire, without the payment of additional consideration, shares of Company common stock or cash equal to or based on the value of such shares, whether issued under the 2019 Plan or otherwise, and that the RSU Award grant dates and numbers of shares subject to each RSU Award set forth in Schedule A are correct. You have, and immediately prior to the time the RSU Awards will be cancelled pursuant hereto will have, good title to the RSU Awards, free and clear of any liens, encumbrances, security agreements, equities, options, claims or charges of any kind, and you shall not transfer or attempt to transfer such RSU Award. There is no agreement or understanding between any person and you that would entitle you, after consummation of the First Merger, to acquire any securities of the Company or Holdco. You have full legal right, power and capacity to execute and deliver this Agreement and to perform your obligations hereunder.

11.    Amendments. No amendment or modification of this Agreement will be deemed effective unless made in writing and signed by the parties hereto.

12.    Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original. This Agreement may be delivered by facsimile or as an e-mail attachment and copies of an original executed signature page will be deemed original signatures for purposes of enforcement and construction of this Agreement.

13.    Governing Law. This Agreement will be governed by, and interpreted in accordance with, the laws of the State of Minnesota applicable to contracts made and to be performed entirely within such state.

14.    Submission to Jurisdiction. You (a) irrevocably and unconditionally submits to the personal jurisdiction of state courts of State of Minnesota located in Hennepin County, (b) agree that you will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agree that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the state courts of the State of Minnesota located in Hennepin County, (d) waive any claim of improper venue or any claim that such courts are an inconvenient forum and (e) agree that you will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. You agree that mailing of process or other papers in connection with any such action or proceeding to you at the address set forth as your home address in the Company’s employment or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

15.    WAIVER OF JURY TRIAL. YOUR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

If you agree to the terms and conditions above, please sign both copies of this Agreement in the space provided below for your signature. Keep a copy for your records and return the other signed copy to me at the address reflected in the heading.

Sincerely,
IKONICS CORPORATION

By:
Name:	Jon Gerlach
Title:	Chief Financial Officer

Accepted and Agreed to as of this ____ day of December 2021:

Signature of RSU Award Holder

Print Name

[Signature Page to Restricted Stock Unit Cancellation and Release Agreement]

Schedule A
to RSU Cancellation and Release Agreement

Restricted Stock Unit Award Grant Date	Number of Unvested Shares Subject to Restricted Stock Unit Award

[Signature Page to Restricted Stock Unit Cancellation and Release Agreement]